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                                                                    EXHIBIT 99.1

                          PHOENIX FOOTWEAR GROUP, INC.

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PHOENIX FOOTWEAR GROUP ANNOUNCES INCREASE IN PROPOSED FOLLOW-ON EQUITY OFFERING

CARLSBAD, CALIFORNIA, June 15, 2004 - Phoenix Footwear Group, Inc. (AMEX: PXG) announced today that it intends to increase the size of its proposed registered follow-on public offering of common stock to approximately 2,500,000 shares. In addition, the Company expects to grant the underwriters an over-allotment option to purchase up to an additional 375,000 shares from the Company. All shares are being offered by the Company. Wedbush Morgan Securities Inc. will act as the lead managing underwriter and First Albany Capital Inc. will act as a co-manager of the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Copies of the prospectus relating to the registration statement may be obtained from Wedbush Morgan Securities Inc., 1000 Wilshire Boulevard, 10th Floor, Los Angeles, California 90017 or First Albany Capital Inc., One Penn Plaza, 42nd Floor, New York, New York 10119.

ABOUT PHOENIX FOOTWEAR GROUP, INC.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men's and women's footwear and apparel. The Company's premium brands include the Trotters(R), SoftWalk(R), H.S. Trask(R), and Ducks Unlimited(R) footwear lines and the Royal Robbins(R) and Audubon(R) apparel lines.